KHL Inc

P.O. DRAWER 14668
ALBUQUERQUE, NM 87191

(505) 294-2200

(505)299-1630/fax

(505) 263-7928/cell
khlitm@hotmail.com

May 6, 2006

Barbara Page, President/CEO
Westland Development Company, Inc,

401 Coors Blvd, NW

Albuquerque, NM 87121

RE: Great Northern Oil 8. Gas Lease
Dated September 17, 2001

Dear Barbara:

Pursuant to the Oil and Gas Lease (the "Lease") between Great Northern Gas Company (“Great Northern”) and Westland Development Company, Inc. ("Westland") originally dated September 17, 2001 (and subsequently amended), we hereby notify Westland that XTO Energy Inc., as successor in interest to Greet Northern, has successfully negotiated a sale of the Lease to Tecton Energy, LLC that required assignment of the Lease to the aforementioned parties upon closing. A copy of which is attached hereto for your records.

Similar to Westland's consent to assignment dated March 1, 2006 of Sun Valley Energy Corporation's lease of June 6, 2000 to Tecton Energy, LLC et al, Tecton requests pursuant to Paragraph 8 of the Lease which states in part that, “said consent will not be unreasonably withheld", Westland likewise consent to the assignment of the Lease to Tecton.

It is Tecton's intention to establish a 3 section drilling block and commence drilling operations on or before the expiration of the primary term of the Lease on September 17. 2006. In order to proceed in a timely manner, we seek your early consent to assignment of the lease to Tecton. A formal declaration of consent to assign will be delivered to you in the near future.

Sincerely

s/s Knute H. Lee, Jr.
On behalf of Tecton Energy, LLC.

Westland Development Co. Iinc. Hereby consents to the assignment of the Lease to Tecton Energy, LLC or its designee this 12th day of May 2006.

By: /s/ Barbara Page (Notarized)
President and CEO